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Exhibit 99(d)

THE ALPINE GROUP, INC.

Non-Transferable Rights Offering to Purchase
up to 16,000 Shares of Series A Cumulative
Convertible Preferred Stock at $380.00 per share

        THE RIGHTS OFFERING WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME,
ON                        , 2003, UNLESS EXTENDED.

                        , 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        This notice is being distributed to you in connection with a rights offering (the "Rights Offering") by The Alpine Group, Inc., a Delaware corporation (the "Company"), to the holders of record (collectively, the "Recordholders") of its common stock, par value $0.10 per share (the "Common Stock"), as described in the Company's prospectus dated                        , 2003 (the "Prospectus"). Recordholders at the close of business on                        , 2003 (the "Record Date") are receiving non-transferable rights (the "Rights") to subscribe for shares of the Company's series A cumulative convertible preferred stock, par value $1.00 per share (the "Series A Preferred Stock"). Each Recordholder is being issued one Right for each 500 shares of Common Stock owned on the Record Date. For every Right held, a Recordholder will be able to purchase one share of the Company's Series A Preferred Stock at the subscription price of $380.00 per share. Rights may be exercised at any time during the subscription period, which commences on                        , 2003 and ends at 5:00 p.m., New York City time, on                        , 2003, unless extended under certain circumstances (as it may be extended, the "Expiration Date"). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company (the "Subscription Agent") after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the guaranteed delivery procedures described in the enclosed Instructions as to Use of Rights Certificates. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        The Rights will be evidenced by non-transferable Rights certificates (the "Rights Certificates"). The number of Rights issued to each Recordholder will be stated on the face of the Rights Certificate delivered to such Recordholder. A Rights holder will have no right to rescind a purchase after the Subscription Agent has received the holder's Rights Certificate or Notice of Guaranteed Delivery. The Company will not issue fractional Rights or fractional shares of Series A Preferred Stock upon exercise of Rights. Recordholders will not receive cash in lieu of fractional Rights or fractional shares.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

        The Company and the Subscription Agent will not pay any commissions, fees or other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights, other than the Company's payment of fees and expenses of the Subscription Agent.

        For your information and for forwarding to your clients for whom you hold Common Stock registered in your name or in the name of your nominee or who hold Common Stock registered in their own names, we are enclosing the following documents:

  1.
  Prospectus;

  2.
  Instructions as to Use of Rights Certificates;

  3.
  Notice of Guaranteed Delivery for Rights Certificate;

  4.
  A form of letter that may be sent to your clients for whom you hold Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Rights Offering;

  5.
  Substitute Form W-9, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6.
  A return envelope addressed to the Subscription Agent.

        Your prompt action is requested. To exercise Rights, you should send each properly completed and executed Rights Certificate, with any signatures required to be guaranteed so guaranteed (as described in the enclosed Instructions as to Use of Rights Certificates), or send the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures, by mail to the Subscription Agent using the envelope provided, or by hand or overnight delivery, together with payment in full of the subscription price for the shares of Series A Preferred Stock, according to the payment instructions described in the enclosed Instructions as to Use of Rights Certificates.

        The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the subscription price prior to the Expiration Date. Stockholders will have no right to rescind their subscription after receipt of their payment for shares by the Subscription Agent. The Subscription Agent will not honor any exercise of Rights received by it after the Expiration Date.

        Any inquiries you may have with respect to the Rights Offering or requests for additional copies of the above documents should be addressed to the Company at (201) 549-4400.

Very truly yours,
THE ALPINE GROUP, INC.

NOTHING CONTAINED HEREIN, IN THE PROSPECTUS OR IN THE OTHER ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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THE ALPINE GROUP, INC. Non-Transferable Rights Offering to Purchase up to 16,000 Shares of Series A Cumulative Convertible Preferred Stock at $380.00 per share